Exhibit 99.1
Financial Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Christopher Veronda, Kodak, +1 585-724-2622, christopher.veronda@kodak.com
Investor Relations Contacts:
Ann McCorvey, Kodak, +1 585-724-5096, antoinette.mccorvey@kodak.com
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com
Kodak Announces Expiration and Final Results of All Cash Tender Offer for its 7.25% Senior Notes due 2013
Company Completes Financing Transactions Announced on February 24, 2010
ROCHESTER, N.Y., Mar. 10— Eastman Kodak Company (NYSE: EK) announced today the expiration and final results of its tender offer to purchase up to $200 million of its outstanding 7.25% Senior Notes due 2013 (“2013 Notes”). The tender offer was made pursuant to an Offer to Purchase dated February 3, 2010, the related Letter of Transmittal and Kodak’s press release, dated February 24, 2010, relating to certain amendments to the tender offer (collectively, the “Tender Offer”), which set forth a more detailed description of the terms of the Tender Offer.
     The Tender Offer expired as of 11:59 p.m., New York City time on Tuesday, March 9, 2010 (the “Expiration Date”). Based on information provided by the depositary for the Tender Offer, an aggregate principal amount of approximately $220 million of 2013 Notes were validly tendered and not validly withdrawn in the Tender Offer, which exceeded the Maximum Tender Amount of $200 million. As a result, the 2013 Notes accepted for purchase were subject to proration pursuant to the terms of the Tender Offer at a factor of approximately 91% of the 2013 Notes validly tendered and not withdrawn. Accordingly, Kodak accepted for purchase $200 million aggregate principal amount of 2013 Notes pursuant to the terms of the Tender Offer. 2013 Notes not accepted for purchase will be promptly returned to the tendering holder or, if tendered through the facilities of the Depository Trust Company (DTC), credited to the relevant account at DTC in accordance with DTC procedures. The settlement for the Tender Offer is expected to occur promptly.
     Holders of 2013 Notes who validly tendered their 2013 Notes in the Tender Offer as of 5:00 p.m., New York City time on Thursday, February 11, 2010 (the “Early Tender Date”) will receive $950.00 per $1,000 principal amount of 2013 Notes accepted in the Tender Offer.

Kodak Announces Final Results / Page 2
Holders of 2013 Notes who validly tender their 2013 Notes after the Early Tender Date and at or before the Expiration Date will be eligible to receive $910.00 per $1,000 principal amount of 2013 Notes accepted in the Tender Offer, which excludes the early tender premium equal to $40.00 per $1,000 principal amount of 2013 Notes.
     Payments for 2013 Notes purchased in the Tender Offer will include accrued and unpaid interest from and including the last interest payment date to, but excluding, the settlement date. The conditions to the Tender Offer have been satisfied.
     As previously disclosed on February 24, 2010, the Tender Offer for up to $200 million of the 2013 Notes is part of a series of related financing transactions that also included a private placement of $500 million aggregate principal amount of 9.75% Senior Secured Notes due 2018 and the repurchase of $300 million of 2017 Senior Secured Notes from affiliates of Kohlberg Kravis Roberts & Co. L.P. (KKR). On March 5, 2010, Kodak completed the private placement of $500 million in Senior Secured Notes due 2018 and the repurchase of notes from KKR. KKR’s equity investment in the company was not impacted by these financing transactions. Kodak intends to fund the repurchase of the 2013 Notes in the Tender Offer from the net proceeds of the private placement and, to the extent necessary, cash on hand.
     Kodak retained Citi to serve as dealer manager for the Tender Offer. The Bank of New York Mellon was retained to serve as the depositary, and Georgeson, Inc. was retained to serve as the information agent.
     This announcement does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offer was made solely by means of the Offer to Purchase and the related Letter of Transmittal, as amended by Kodak’s press release dated February 24, 2010. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to be made on behalf of Kodak by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
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